Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS THIRD QUARTER REVENUE OF $475M AND EPS OF $0.67 PER SHARE
— Record Adjusted Net Orders of $623 Million; 1.31 Adjusted Book-to-Bill —

Princeton, New Jersey, October 21, 2009 — Covance Inc. (NYSE: CVD) today reported GAAP earnings for its third quarter ended September 30, 2009 of $0.79 per diluted share, inclusive of a $0.09 per share gain related to the sale of its IVRS business and $0.03 cents from favorable income tax resolutions. Excluding the gain on sale and tax items in the quarter, earnings were $0.67 per diluted share.

“On a consolidated basis, third quarter net revenues grew 8.0% year-on-year and EPS was $0.67. In addition, adjusted net orders grew approximately 20% both year-on-year and sequentially and free-cash-flow was strong at $88 million,” said Joe Herring, Chairman and Chief Executive Officer.  “In Early Development, results were below our expectations, as revenues and operating margins declined sequentially, primarily due to weaker performance in clinical pharmacology and some of our chemistry services. Toxicology revenue was up modestly from the second quarter with lower operating margin.  In Late-Stage Development, better than expected performances in central laboratory and clinical development led to accelerated revenue growth of 24.1% and record operating margin of 24.7%.

“On the commercial front, continued strong business awards in clinical development and central laboratory led to record adjusted net orders in the third quarter of $623 million, representing an adjusted book-to-bill ratio of 1.31 to 1. For the first time this year, Early Development recorded a quarterly adjusted book-to-bill greater than 1.0 to 1. On a trailing twelve month basis, our Late-Stage Development adjusted book-to-bill remained at 1.5 to 1.

“We are encouraged by the exceptional strength of our Late-Stage Development segment, which represented 59% of Covance’s third quarter revenues. In Early Development, overall demand has been lower and the timing of study starts has been less predictable.  We are projecting relatively flat Early Development results until we see a sustained recovery in demand.  Accordingly, using September 30 exchange rates, we expect consolidated fourth quarter earnings per share to be in the $0.64 to $0.67 range, which would bring full-year earnings per share to the low end of our previous targeted range of $2.60 to $2.80 (excluding gains on sales and favorable income tax resolutions).”

Consolidated Results

($ in millions except EPS)	3Q09	3Q08	Change	2009YTD	2008YTD	Change
Total Revenues	$493.7	$467.4		$1,451.5	$1,363.2
Less: Reimbursable Out-of-Pockets	$18.4	$27.3		$68.9	$73.8
Net Revenues	$475.3	$440.1	8.0%	$1,382.6	$1,289.4	7.2%
Operating Income	$57.8	$70.0	(17.4)%	$173.7	$200.2	(13.2)%
Operating Margin %	12.2%	15.9%		12.6%	15.5%
Net Income	$51.1	$51.1	(0.1)%	$134.3	$151.1	(11.1)%
Diluted EPS	$0.79	$0.80	(0.8)%	$2.09	$2.36	(11.4)%
Gain on Sale, net of tax	$5.9	—		$6.3	$2.6
Favorable Income Tax Resolutions	$2.1	—		$2.1	—
Net Income ex Gain on Sale and Favorable Income Tax Resolutions	$43.1	$51.1	(15.6)%	$126.0	$148.5	(15.2)%
Diluted EPS Excluding Gain on Sale and Favorable Income Tax Resolut.	$0.67	$0.80	(16.3)%	$1.96	$2.32	(15.4)%

Operating Segment Results

Early Development

($ in millions)	3Q09	3Q08	Change	2009 YTD	2008 YTD	Change
Net Revenues	$196.4	$215.4	(8.8)%	$588.7	$630.6	(6.6)%
Operating Income	$22.4	$54.8	(59.1)%	$76.7	$159.6	(52.0)%
Margin %	11.4%	25.5%		13.0%	25.3%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the third quarter of 2009 were $196.4 million compared to $215.4 million in the third quarter of 2008.  Reduced demand for Early Development service offerings led to the 8.8% year-on-year decline in revenues. In the quarter, foreign exchange negatively impacted year-on-year revenue growth by 330 basis points. Clinical pharmacology revenue and operating income in the quarter were down from the second quarter level and are expected to decline further in the fourth quarter primarily due to lower market demand.

Operating income for the third quarter of 2009 declined 59.1% year-over-year to $22.4 million, compared to $54.8 million in the third quarter of last year. Operating margins for the third quarter of 2009 were 11.4% compared to 25.5% in the third quarter of 2008 and 13.6% last quarter.  Year-over-year, operating margins were impacted by a lower level of study activity, delays of scheduled study starts, start-up losses in our new Chandler facility, lower early development pricing, and staffing levels above current demand.

Late-Stage Development

($ in millions)	3Q09	3Q08	Change	2009 YTD	2008 YTD	Change
Net Revenues	$278.9	$224.7	24.1%	$793.9	$658.9	20.5%
Operating Income	$68.9	$44.3	55.6%	$190.7	$126.1	51.2%
Margin %	24.7%	19.7%		24.0%	19.1%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval and market access services).  Late-Stage Development net revenues for the third quarter of 2009 grew 24.1% to $278.9 million compared to $224.7 million in the third quarter of 2008.  Sequentially, revenues grew $12.6 million, or 4.7%. The sequential and year-on-year growth was led by the continued exceptional performances of central laboratory and clinical development.  Foreign exchange negatively impacted year-on-year revenue growth in the quarter by 290 basis points.

Operating income for the third quarter of 2009 increased 55.6% to $68.9 million compared to $44.3 million in the third quarter of the prior year.  Central laboratory and clinical development services drove the record operating margins of 24.7% for the third quarter of 2009 compared to 19.7% in the third quarter of last year and 24.6% last quarter.  Operating margin in Late-Stage Development is expected to moderate slightly in the fourth quarter.

Corporate Information

The Company’s backlog at September 30, 2009 grew 12.8% year-over-year to $4.79 billion compared to $4.25 billion at September 30, 2008 and $4.66 billion at June 30, 2009. Foreign exchange positively impacted sequential backlog growth by $51 million.  Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $623 million in the third quarter of 2009.

Corporate expenses totaled $33.5 million in the third quarter of 2009 compared to $32.6 million last quarter and $29.2 million in the third quarter of last year.  We continue to make investments that will improve our ability to provide strategic partnering and integrated services as well as investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at September 30, 2009 were $266 million compared to $204 million at June 30, 2009 and $209 million at September 30, 2008. At September 30, 2009, short-term debt totaled $25 million, a reduction of $33 million from last quarter.

Free cash flow (defined as operating cash flow less capital expenditures) for the third quarter of 2009 was $88 million, consisting of operating cash flow of $115 million less capital expenditures of $27 million. Free cash flow year to date was $76 million, consisting of operating cash flow of $174 million less capital expenditures of $98 million.   In 2009, we now expect free cash flow to be approximately $120 million, consisting of operating cash flow of approximately $260 million less capital expenditures of approximately $140 million.  The free cash flow target for 2009 assumes net Days Sales Outstanding (DSO) at 40 days.

Net Days Sales Outstanding (DSO) were 42 days at September 30, 2009 compared to 41 days at both June 30, 2009 and September 30, 2008.

The third quarter effective tax rate was 24.6% and included the tax impact of the gain on sale of business, which unfavorably impacted the effective tax rate by 100 basis points, and a $2.1 million tax benefit from favorable income tax resolutions, which favorably impacted the effective tax rate by 300 basis points.  Excluding these items, the effective tax rate was 26.6% in the quarter and 27.5% on a YTD basis. The effective tax rate is expected to remain approximately 27.5% going forward.

The Company’s investor conference call will be webcast on October 22 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.7 billion, global operations in more than 25 countries, and more than 10,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30			Nine Months Ended September 30
	2009		2008	2009		2008

Net revenues	$475,284		$440,109	$1,382,569		$1,289,453
Reimbursable out-of-pockets	18,440		27,263	68,887		73,779
Total revenues	493,724		467,372	1,451,456		1,363,232

Costs and expenses:
Cost of revenue	324,311		287,804	939,246		848,018
Reimbursable out-of-pocket expenses	18,440		27,263	68,887		73,779
Selling, general and administrative	69,526		64,850	203,049		189,109
Depreciation and amortization	23,649		17,493	66,536		52,172
Total costs and expenses	435,926		397,410	1,277,718		1,163,078

Income from operations	57,798		69,962	173,738		200,154

Other (income) expense, net:
Interest expense (income), net	181		(1,531)	258		(5,628)
Foreign exchange transaction (gain) loss, net	(903)		730	(108)		(816)
Gain on sale of businesses	(9,026)		—	(9,681)		(3,927)
Other income, net	(9,748	)(a)	(801)	(9,531	)(b)	(10,371	)(c)

Income before taxes and equity investee earnings	67,546	(a)	70,763	183,269	(b)	210,525	(c)

Taxes on income	16,650	(a)	20,167	49,050	(b)	61,220	(c)

Equity investee earnings	166		511	128		1,777

Net income	$51,062	(a)	$51,107	$134,347	(b)	$151,082	(c)

Basic earnings per share	$0.80	(a)	$0.81	$2.11	(b)	$2.40	(c)

Weighted average shares outstanding - basic	63,895,975		63,055,229	63,768,728		63,065,488

Diluted earnings per share	$0.79	(a)	$0.80	$2.09	(b)	$2.36	(c)

Weighted average shares outstanding - diluted	64,472,572		63,994,532	64,235,983		64,052,224

(a)          Includes the impact of a $9,026 gain on sale of Interactive Voice & Web Response Services ($5,867 net of tax) and favorable income tax resolutions totaling $2,072 during the third quarter of 2009.

(b)         Includes the impact of a $9,026 gain on sale of Interactive Voice & Web Response Services ($5,867 net of tax) and the impact of a $655 gain on sale of Cardiac Safety Services ($426 net of tax) and favorable income tax resolutions totaling $2,072 during the first nine months of 2009.

(c)          Includes the impact of a $3,927 gain on sale of Cardiac Safety Services ($2,553 net of tax) during the first nine months of 2008.

Excluding the impact of the gain on sale of businesses and favorable income tax resolutions:

Income before taxes and equity investee earnings	$58,520	$70,763	$173,588	$206,598

Taxes on income	$15,563	$20,167	$47,734	$59,846

Net income	$43,123	$51,107	$125,982	$148,529

Basic earnings per share	$0.67	$0.81	$1.98	$2.36

Diluted earnings per share	$0.67	$0.80	$1.96	$2.32

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2009 and DECEMBER 31, 2008

(Dollars in thousands)

	September 30	December 31
	2009	2008
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$266,248	$221,334
Accounts receivable, net	291,225	228,951
Unbilled services	111,919	112,719
Inventory	79,276	68,206
Deferred income taxes	17,604	15,029
Prepaid expenses and other current assets	92,532	91,451
Total Current Assets	858,804	737,690

Property and equipment, net	919,170	860,957
Goodwill, net	126,999	105,486
Other assets	50,081	48,955

Total Assets	$1,955,054	$1,753,088

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,554	$41,887
Accrued payroll and benefits	103,564	104,607
Accrued expenses and other current liabilities	76,283	86,521
Unearned revenue	181,436	162,556
Short-term debt	25,000	50,000
Income taxes payable	45,440	14,224
Total Current Liabilities	468,277	459,795

Deferred income taxes	51,854	51,385
Other liabilities	52,689	47,059
Total Liabilities	572,820	558,239

Stockholders’ Equity:
Common stock	762	754
Paid-in capital	579,414	551,598
Retained earnings	1,263,916	1,129,569
Accumulated other comprehensive income (loss)	13,748	(13,975)
Treasury stock	(475,606)	(473,097)
Total Stockholders’ Equity	1,382,234	1,194,849

Total Liabilities and Stockholders’ Equity	$1,955,054	$1,753,088

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Dollars in thousands)

(UNAUDITED)

	Nine Months Ended September 30
	2009	2008
Cash flows from operating activities:
Net income	$134,347	$151,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,536	52,172
Non-cash compensation expense associated with employee benefit and stock compensation plans	20,295	19,190
Deferred income tax benefit	(2,981)	(5,623)
Gain on sale of businesses	(9,681)	(3,927)
Loss on sale of property and equipment	838	795
Equity investee earnings	(128)	(1,777)
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(61,341)	(23,104)
Unbilled services	1,342	(15,125)
Inventory	(11,070)	(12,856)
Accounts payable	(5,426)	12,425
Accrued liabilities	(12,518)	(5,818)
Unearned revenue	18,770	831
Income taxes payable	31,494	11,322
Other assets and liabilities, net	3,658	(6,361)
Net cash provided by operating activities	174,135	173,226

Cash flows from investing activities:
Capital expenditures	(98,020)	(206,179)
Acquisition of businesses, net of cash acquired	(28,370)	—
Proceeds from sale of businesses	10,373	3,927
Other, net	26	366
Net cash used in investing activities	(115,991)	(201,886)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(25,000)	23,000
Payment of debt assumed upon acquisition of business	(5,431)	—
Stock issued under employee stock purchase and option plans	7,251	29,158
Purchase of treasury stock	(2,509)	(130,604)
Net cash used in financing activities	(25,689)	(78,446)

Effect of exchange rate changes on cash	12,459	(3,285)

Net change in cash and cash equivalents	44,914	(110,391)

Cash and cash equivalents, beginning of period	221,334	319,485

Cash and cash equivalents, end of period	$266,248	$209,094